UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2002

American Seafoods Group LLC
(Exact name of registrant as specified in its charter)

Delaware	333-90436	22-3702647
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Market Place Tower
2025 First Avenue
Suite 1200
Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 374-1515
(Registrant’s telephone number, including area code)

TABLE OF CONTENTS

Item 2.	Acquisition or Disposition of Assets

Item 5.	Other Events

Item 7.	Exhibits

Signature

Item 2.	Acquisition or Disposition of Assets

Effective as of December 16, 2002, American Seafoods Group LLC (the “Company”), through direct and indirect wholly-owned subsidiaries, purchased substantially all of the assets of Southern Pride Catfish Company, Inc. (“SPC”), an Alabama corporation engaged in the business of catfish harvesting, processing and distribution, pursuant to an Amended and Restated Asset Purchase Agreement, dated as of the same date (the “Asset Purchase Agreement”). The acquired assets include, among other things, certain real property, fixtures, equipment, accounts receivable, intellectual property, customer and other contracts, and cash on hand. The purchase price was approximately $41.8 million in cash. In addition, pursuant to the Asset Purchase Agreement, the Company assumed substantially all of the liabilities of SPC, other than certain specifically excluded liabilities, and paid off bank debt of SPC in the amount of $2.35 million. The acquisition was financed with additional indebtedness under the Company’s senior credit facility. The acquisition is intended to complement and augment the Company’s existing production and distribution capacity. The Asset Purchase Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 5.	OTHER EVENTS

On December 16, 2002, the Company, American Seafoods Holdings LLC and American Seafoods Consolidated LLC entered into the Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and various other lenders, which amended the Company’s existing senior credit facility, dated as of April 18, 2002. The amendment provides, among other things, for an increase in the principal amount of term B loans by $50 million, and consents to the acquisition described in Item 2 above as other than a permitted acquisition. The Company received consents from the requisite percentage of lenders under the credit agreement to enter into the amendment. The Company used the borrowing of $50 million in additional term B loans to pay the purchase price for the acquisition, make certain payments related to the acquisition, pay related fees and expenses and fund its general corporate purposes. The assets that the Company acquired from SPC secure the Company’s indebtedness under the senior credit facility. As of December 16, 2002, after giving effect to the amendment, there was $369.3 million of outstanding indebtedness under the senior credit facility and approximately $70 million of unused borrowing capacity under the revolving credit facility. The amendment is included as Exhibit 10.2 to this Current Report on Form 8-K.

On December 16, 2002, the Company, American Seafoods, Inc. (“ASI” and, together with the Company, the “Issuers”), Wells Fargo Bank Minnesota, N.A., as trustee (the “Trustee”), executed supplemental indentures with each of Southern Pride Catfish LLC, a newly-formed wholly-owned direct subsidiary of the Company, and Southern Pride Catfish Trucking, Inc., a newly-formed wholly-owned indirect subsidiary of the Company, relating to the Issuers’ 10 1/8% senior subordinated notes due 2010. The supplemental indentures supplement the indenture, dated as of April 18, 2002, among the Company, ASI, the guarantors named therein and the Trustee.

Under the indenture, the Company is required to cause its newly-formed or acquired subsidiaries to become guarantors of the notes and to cause such subsidiaries to execute a supplemental indenture to the indenture, subject to certain exceptions. Southern Pride Catfish LLC was formed, and Southern Pride Catfish Trucking, Inc. was incorporated, on December 6, 2002, and the supplemental indentures were executed in order to fulfill the Company’s obligations under the indenture with respect to its newly-formed subsidiaries. The supplemental indentures are included as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K.

ITEM 7.	EXHIBITS

Exhibit Index

Exhibit Number	Description
10.1
Amended and Restated Asset Purchase Agreement, dated as of December 16, 2002, among Southern Pride Catfish Company, Inc., Joe T. Glover, Jr., Southern Pride Catfish LLC, Southern Pride Catfish Trucking Inc., and American Seafoods Group LLC. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.2
Second Amended and Restated Credit Agreement, dated December 16, 2002, among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, The Lenders From Time To Time Party Thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.3
Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods, Inc., Southern Pride Catfish LLC and Wells Fargo Bank Minnesota, National Association, as Trustee.

10.4
Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods, Inc., Southern Pride Catfish Trucking Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Seafoods Group LLC (Registrant)

Date: December 30, 2002	By:	/s/ Brad Bodenman
Name: Brad Bodenman Title: Chief Financial Officer